SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR
BRIDGFORD FOODS CORPORATION

Amended and Restated Effective 1/1/2005

Drafted by
Marla J. Aspinwall, Esq.
Loeb & Loeb LLP
Telephone: (310) 282-2377
E-Mail: maspinwall@loeb.com

BRIDGFORD FOODS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Bridgford Foods Corporation hereby establishes this amended and restated Bridgford Foods Corporation Supplemental Executive Retirement Plan (the "Plan") originally effective January 1, 1991, previously amended and restated effective January 1, 1998 (the "Prior Plan"), and hereby amended and restated effective January 1, 2005 to comply with new Internal Revenue Code ("Code") Section 409A as applicable to all "Group B Executives" as such term is defined in the Prior Plan. Benefits provided to "Group A Executives" as defined in the Prior Plan, being grandfathered under Code Section 409A transition rules, shall continue to be governed in all respects by the terms for the Prior Plan. Benefits provided to Group B Executives under the Prior Plan, including all benefits accrued and vested prior to January 1, 2005 and thereafter, shall be governed in all respects by the terms of this Plan which is intended to and shall be interpreted to comply in all respects with Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees."

ARTICLE I
DEFINITIONS

1.1 *Beneficiary* means the person, persons, or trusts designated in accordance with Paragraph 4.3 or Paragraph 4.4.

1.2 *Change in Control* shall mean any of the following events:

(a) the date on which a majority of members of the Company's Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors before the date of the appointment or election; or

(b) the acquisition, by any one person or entity, or more than one person or entity acting as a group whether by reason of a partial or complete sale, merger, acquisition, consolidation, public offering, purchase, dissolution, liquidation or similar business transaction of the Company, of:

(i) ownership of stock of the Company that, together with any stock previously held by such person, entity or group, constitutes more than fifty percent (50%) of either (i) the total fair market value or (ii) the total voting power of the stock of the Company;

(ii) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company during the 12-month period ending on the date of such acquisition; or

(iii) assets from the Company that have a total gross fair market value equal to or more than 40 percent (40%) of the total gross fair market value of all of the assets of the Company during the 12-month period ending on the date of such acquisition; provided, however, that any transfer of assets to a related person as defined in Treasury Regulation §1.409A-3(i)(5)(vii)(B) shall not constitute a Change in Control.

Notwithstanding the foregoing, no event shall constitute a Change in Control for purposes of this Plan if it is not "a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" within the meaning of Code Section 409A.

1.3 *Code* means the Internal Revenue Code of 1986, as amended from time to time, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.4 *Commencement Date* means the date by which installment payments shall commence. Unless otherwise specified, the Commencement Date shall be sixty (60) days following such event triggering payout. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant's death. Notwithstanding the forgoing or any other provision of the Plan, in the event that the Participant is a "key employee" (as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market, the Commencement Date for payments triggered by Termination of Employment other than by reason of death or Disability shall be no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant's Termination of Employment, or (ii) the Participant's death, consistent with and to the extent required by Code Section 409A. Any payments delayed by reason of the preceding sentence shall be caught up and paid in a single lump sum on the first day such lump sum payment is permissible consistent with the application of Code Section 409A.

1.5 *Committee* means the Committee appointed to administer the Plan pursuant to Paragraph 7.1.

1.6 *Company* means Bridgford Foods Corporation, a California Corporation, its successors and assigns, and may include any affiliated Company which adopts this Plan with the approval of the Board of Directors of Bridgford Foods Corporation and appoints the Committee to act on its behalf in the administration of the Plan. If an affiliated entity adopts the Plan, the term "Company" as used in this Plan with respect to any Participant, shall mean the entity which is the legal employer of such Participant.

1.7 *Compensation* means the amount indicated in Box 1 on the Form W-2 issued to a Participant and, except as otherwise expressly provided in this Plan, "Compensation" shall include those amounts which represent elective deferrals with respect to a plan of the Company qualified under either Code Sections 125 or 401(k) and amounts contributed as elective deferrals to a nonqualified deferred compensation plan sponsored by the Company.

1.8 *Disabled or Disability* shall be interpreted consistently with Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant's employer.

1.9 *Disability Benefit* shall have the meaning given to such term in Article III.

1.10 *Early Retirement Benefit* shall have the meaning given to such term in Paragraph 2.3.

1.11 *Early Retirement Date* means the date on which the Participant has both attained age fifty-five (55) and completed at least five (5) Years of Participation and has delivered to the Company a written election to retire prior to the Normal Retirement Date.

1.12 *Eligible Executive* means a management or highly compensated executive providing services to the Company who is selected by the Committee to be eligible to participate in the Plan.

1.13 *Entry Date* shall mean the date on which the Committee designates that an Eligible Executive shall commence participation in the Plan.

1.14 *ERISA* means the Employee Retirement Income Security Act of 1974, as subsequently amended, including all regulations and applicable authorities promulgated thereunder.

1.15 *Final Average Salary* except as provided in Paragraph 2.5, shall mean the average of the Participant's annual Compensation for the thirty-six (36) months immediately preceding the Participant's Termination of Employment. If the Participant has less than thirty-six (36) months of employment with the Company, then the actual months of employment shall be used.

1.16 *Involuntary Termination After Change in Control* means a Termination of Employment which is initiated by the Company within twenty-four (24) months following a Change in Control or is initiate by the Participant during such period by reason of a constructive termination resulting from a material diminution of the Participant's responsibilities, position or salary, a significant change in the location or conditions of the Participant's workplace or any other material breach of the Participant's employment agreement by the Company without the Participant's prior consent and which the Company does not cure within thirty (30) days of receipt of written notice of such breach from the Participant.

1.17 *Late Retirement Benefit* shall have the meaning given to such term in Paragraph 2.5.

1.18 *Normal Retirement Benefit* shall have the meaning given to such term in Paragraph 2.1.

1.19 *Normal Retirement Date* means the date on which the Participant has both attained age sixty-five (65) and completed at least ten (10) Years of Participation.

1.20 *Retirement* means Termination of Employment on or after the Early Retirement Date or the Normal Retirement Date.

1.21 *Participant* means an Eligible Executive who has commenced Participation in the Plan by execution of a Participation Agreement.

1.22 *Participation Agreement* means the written agreement that shall be entered into by the Company and a Participant to commence participation in the Plan and carry out the Plan in respect of such Participant.

1.23 *Plan* means this Bridgford Foods Corporation Supplemental Executive Retirement Plan.

1.24 *Plan Year* means the twelve (12) month period commencing each January 1 and ending December 31.

1.25 *Present Value* means the lump sum commuted value of an Participant's future monthly income benefits hereunder, calculated using the same actuarial assumptions used for valuation calculations under any Company sponsored qualified pension or retirement plan or, if no such assumptions are available, such other reasonable actuarial assumptions as may be established by the Committee.

1.26 *Prior Plan* shall have the meaning given to such term in the introductory paragraph of this Plan.

1.27 *Termination for Cause* shall mean a Termination of Employment by reason of an Participant's (i) willful misconduct, dishonesty or reckless disregard of his duties as an officer or employee of the Company, (ii) any act of fraud, embezzlement or dishonesty towards the Company, or (iii) conviction or plea of guilty or no contest for any felony or misdemeanor involving moral turpitude (other than any offense relating to driving a motor vehicle which does not cause death or bodily injury).

1.28 *Termination of Employment* shall mean, with respect to a given Participant, the date when for any reason, including by reason of retirement, death or Disability, the level of services provided by such Participant to the Company (or any affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than 20 percent (20%) of the average level of services performed by such Participant for

the Company during the immediately preceding thirty-six (36) month period (or such Participant's full period of service to the Company if a lesser period).

1.29 *Unforeseeable Emergency* shall mean a severe financial hardship to the Participant resulting from an illness or accident involving the Participant, the Participant's spouse, or the Participant's dependent (as defined in Code Section 152(a)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term "unforeseeable emergency" in Code Section 409A).

1.30 *Year of Participation.* A Participant shall be deemed to have earned a "Year of Participation" on each anniversary of the Participant's hire date if the Participant has been employed by the Company continuously for at least 364 days during the prior twelve (12) month period (counting any approved leave of absence of six (6) months or less or any legally protected leave) and is participating in the Plan.

ARTICLE II
RETIREMENT BENEFIT

2.1 Normal Retirement Benefit. Except as otherwise provided herein, the annual amount of the normal retirement benefit ("Normal Retirement Benefit") to be provided to a Participant who has continued employment through the Normal Retirement Date shall be determined by using the following formula and shall be paid as provided in Paragraph 2.2:

Annual Normal Retirement Benefit = 50% x Final Average Salary

2.2 Payment of Retirement Benefit. All Retirement, Disability and death benefits shall be paid in monthly installments beginning on the Commencement Date following the Participant's Retirement, Disability or death and shall continue for a period of fifteen (15) years.

2.3 Early Retirement Benefit. Except as otherwise provided herein, the annual amount of the early retirement benefit ("Early Retirement Benefit") to be provided to a Participant who has continued employment through the Early Retirement Date shall be determined by using the following formula and shall be paid as provided in Paragraph 2.2:

Annual Early Retirement Benefit = (Vested Percent [under Paragraph 2.4] x Final Average Salary) reduced by 1/15th for each of the first five 12 month periods and 1/30th for each additional 12 month period that the benefit Commencement Date precedes the Participant's Normal Retirement Date.

2.4 Vested Percent. The Vested Percent for determining the Early Retirement Benefit is based on the number of Years of Participation completed by the Participant on his Early Retirement Date in accordance with the following schedule:

Years of Participation	Percent
Less than 5	**0%**
5	**5%**
6	**10%**
7	**15%**
8	**20%**
9	**25%**
10	**30%**
11	**35%**
12	**40%**
13	**45%**
14 or more	**50%**

2.5 Late Retirement Benefit. A Participant shall be entitled to a late retirement benefit ("Late Retirement Benefit') in the event that the Company continues to employ the Participant after the Normal Retirement Date. Except as otherwise provided herein, the Late Retirement Benefit shall be determined by using the formula under Paragraph 2.1 above, except that for purposes of the computation, the Final Average Salary shall be the salary for the highest thirty-six (36) months of the one hundred and twenty (120) months immediately preceding the Participant's Late Retirement Date.

2.6 Maximum Benefit. Notwithstanding the provisions of this Article, no Participant or Beneficiary shall be entitled to receive an annual benefit under this Plan which exceeds two hundred thousand dollars ($200,000) per year.

ARTICLE III
DISABILITY BENEFIT

Commencing on the Effective Date, the annual amount of the disability benefit ("Disability Benefit") to be provided to a Participant shall be determined by using the following formula and shall be paid as provided in Paragraph 2.2:

> Annual Disability Benefit = (Vested Percent [under Paragraph 2.4] x Final Average Salary) minus any other disability benefits payable to the Participant from the Company paid policies of disability insurance, from Social Security disability benefits and from other federal or state disability programs.

ARTICLE IV
DEATH BENEFIT

4.1 Pre-Retirement Death Benefit. In the event that a Participant dies prior to having commenced receipt of benefits under Articles II or III and is eligible for benefits hereunder, the Participant's Beneficiary shall be entitled to receive an annual death benefit equal to the Normal Retirement Benefit determined as if the Participant attained Normal Retirement Age on the date of his death, or, if after the Participant's Normal Retirement Date, equal to the Late Retirement Benefit. The pre-retirement Death Benefit shall be paid as provided in Paragraph 2.2.

4.2 Post-Retirement Death Benefit. In the event that a Participant dies after having commenced receipt of benefits under Articles II or III of the Plan, benefits shall continue to be paid but to the Participant's Beneficiary at the same time and in the same form as the benefits would have been payable to the Participant under the Plan. No benefit will be payable to a Participant's beneficiary if the Participant terminates employment with the Company before he is eligible for a retirement benefit and thereafter dies.

4.3 Designation of Beneficiary. A Participant may designate one or more beneficiaries (together, the "Beneficiary") by delivering a beneficiary designation to the Committee in the form or according to the procedures established by the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed as of the date receipt is acknowledged by the Committee. Any finalized divorce, dissolution of marriage or marriage (other than a common law marriage) of the Participant subsequent to the date of filing of a beneficiary designation shall revoke such designation, unless, in the case of a divorce the previous spouse was not designated as beneficiary, and unless in the case of marriage the Participant's new spouse had previously been designated as beneficiary. The spouse of a married Participant domiciled in any community property jurisdiction shall join in any designation of a beneficiary or beneficiaries other than the spouse.

4.4 Failure to Designate a Beneficiary. If the Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise, without execution of a new designation, or if all designated beneficiaries predecease the Participant or die prior to the complete distribution of the Participant's benefits, then the Company shall direct the distribution of such benefits to the Participant's estate.

ARTICLE V
TERMINATION AND UNFORSEEABLE EMERGENCY

5.1 Termination of Employment. In the event of a Participant's Termination of Employment with the Company other than by reason of Retirement, Disability, death or a Termination for Cause, if the Participant would be entitled to an Early Retirement Benefit under Paragraph 2.3 based on the Participant's Years of Participation had the Participant qualified for early retirement, the Participant shall be entitled to the vested portion of any such Early Retirement Benefit but shall not commence receipt of such

Early Retirement Benefit until the Commencement Date following the date the Participant would have attained the Early Retirement Date had the Participant remained employed by the Company. Such benefit, if any, shall be determined by using the formulas provided in Paragraph 2.3 and 2.4.

5.2 Termination for Cause. In the event of the Participant's Termination for Cause, the Participant shall forfeit any right to further benefits under this Plan, except as may be reinstated in the complete and sole discretion of the Committee.

5.3 Distributions For Unforeseeable Emergency. Upon a finding that the Participant (or, after the Participant's death, a Beneficiary) has suffered an Unforeseeable Emergency, the Committee may at the request of the Participant or Beneficiary, and subject to compliance with Code Section 409A, accelerate distribution of benefits under the Plan in the amount reasonably necessary to alleviate such Unforeseeable Emergency. The amount distributed pursuant to this Paragraph with respect to an emergency shall not exceed (i) the Participant's vested accrued benefit, or (ii) the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause an Unforeseeable Emergency). Any remaining benefits payable under the Plan, shall be actuarially reduced by the amount distributable by reason of this Paragraph based on reasonable actuarial assumptions determined in the complete and sole discretion of the Committee.

ARTICLE VI
CHANGE INCONTROL

6.1 Involuntary Termination After Change in Control. In the event of a Change in Control, all Participants who are actively employed by the Company at the time of such Change in Control and who experience an Involuntary Termination After Change in Control shall be entitled, notwithstanding any other provision of this Plan to the contrary, to receive an amount equal to the Present Value of their Normal Retirement Benefit as if they had attained their Normal Retirement Date, payable in the form of a single lump sum on the Commencement Date following the effective date of such Involuntary Termination After Change in Control.

6.2 Termination or Amendment of Plan After Change in Control. In the event that the Company shall terminate the Plan or amend the Plan in any manner that would otherwise reduce the rights of Participants under the Plan, all Participants who are actively employed by the Company at the time of such Change in Control and who are negatively impacted by such termination or amendment of the Plan shall be fully vested in their accrued benefit and shall thereafter have a Vested Percent of 100% under Paragraph 2.4.

ARTICLE VII
ADMINISTRATION

7.1 Responsibilities and Powers of the Committee. The Committee shall be the person or persons appointed by the Board of Directors of Bridgford Foods Corporation and shall be empowered to take any and all action from time to time as it deems necessary and appropriate for the proper administration of the Plan.

7.2 Power, Duties and Responsibilities. The Committee shall have the authority to control and manage the operation and administration of the Plan. The Committee shall have all powers necessary or appropriate to administer the Plan in accordance with its terms and conditions and shall have all necessary powers to accomplish this purpose including, but not limited to, the following powers:

(a) To determine all questions relating to the eligibility of the Participant to participate;

(b) To complete, certify and direct the amount and the kind of benefits to which the Participant shall be entitled hereunder;

(c) To maintain all records necessary to the administration of the Plan;

(d) To authorize and direct all disbursements;

(e) To administer, interpret, construe and apply the Plan and to decide all questions which may arise or which may be raised under the Plan by the Participant or his Beneficiaries;

(f) To assist the Participants or Beneficiaries regarding their rights, benefits or elections available under the Plan; and

(g) To perform or cause to be performed such further acts as it may deem to be necessary or appropriate for the efficient administration of the Plan.

All determinations and interpretations of the Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company shall indemnify and hold harmless the members of the Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

7.3 Appointment of Advisors. The Committee may appoint counsel, advisors or other persons as the Company deems necessary or advisable in connection with the administration of the Plan.

7.4 Arbitration of Disputes. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction.

7.5 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the Award claimed, the amount thereof, and the basis for claiming entitlement to such Award. The Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for Awards which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

7.6 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Committee and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

7.7 Plan Termination. The Company reserves the right to amend or terminate this Plan at any time. Notwithstanding the forgoing, or any other provision of the Plan to the contrary, the Company shall remain obligated to pay all benefits, vested and accrued as of the date of termination of this Plan, to all Participants or their beneficiaries, as the case may be, who are entitled to receive benefits in accordance with the terms of this Plan. Benefits shall be paid at the same time and in the same form as provided under the terms of the Plan prior to such amendment or termination except that the Company shall have the right to accelerate benefit payments on termination of the Plan in the event of a Change in Control or other circumstances to the extent such acceleration on termination of the Plan is made under terms and conditions specifically permitted under Code Section 409A without the imposition of excise taxes.

ARTICLE VIII
MISCELLANEOUS

8.1 Assignment. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

8.2 No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder

8.3 Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary for the procurement of any policies and taking such other relevant action as may be requested by the Company. If the Participant unreasonably refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan. If the Participant commits suicide during the two (2) year period beginning on the date of entry into the Plan, or makes any material misstatement of information or material nondisclosure of medical history, he shall not be entitled to receive any benefit under the Plan, unless the Company, in its sole and absolute discretion, awards such Participant a benefit under the Plan.

8.4 Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more domestic grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

8.5 Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the accrual or payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

8.6 Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.7 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

8.8 Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

8.9 Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.10 Validity. In the event any provision of the Plan is held invalid, void or unenforceable, such holding shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

8.11 Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

8.12 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

8.13 Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Committee of any change in address of the Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant's Account shall be forfeited to the Company.

8.14 Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant's accrued benefit shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible in compliance with Code Section 409A, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining benefit payable to the Participant is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

8.15 ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

8.16 Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by authority of its Board of Directors as of the effective date first above written.

BRIDGFORD FOODS CORPORATION

By: [signature]
Title: CFO